Exhibit 99.1

The TJX Companies, Inc. Reports Strong Q4 and FY10 Results; Expects Continued Strength in FY11; Increases Investment in Growth and Plans Increased Cash Distribution to Shareholders

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 24, 2010--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 30, 2010. Net sales for the 52-week fiscal year were $20.3 billion, a 7% increase over the 53-week fiscal period last year. Consolidated comparable store sales increased 6% on a 52-week comparable basis. Net income from continuing operations for the 52-week fiscal year was $1.2 billion, and diluted earnings per share from continuing operations were $2.84 compared with $2.08 last year. A number of items impact the comparability of earnings per share. Excluding the items detailed under “Items Impacting Comparability” (see below), adjusted diluted earnings per share from continuing operations for the fiscal year increased 48% over the adjusted $1.92 in the prior year.

For the 13-week fourth quarter ended January 30, 2010, net sales were $5.9 billion, a 10% increase over the 14-week prior-year period. Consolidated comparable store sales increased 12% over the prior year on a 13-week comparable basis. Net income from continuing operations was $395 million, and diluted earnings per share from continuing operations were $.94 compared with $.58 in the prior year. A number of items impact comparability of earnings per share. Excluding the items detailed under “Items Impacting Comparability” (see below), adjusted diluted earnings per share from continuing operations for the fourth quarter increased 104% over the adjusted $.46 in the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “In 2009, one of the worst economic periods that the U.S., Canada, and Europe have seen, TJX generated superior earnings growth, with every division delivering top- and bottom-line results well above plan. Sales growth was driven by a large increase in transactions as we attracted new customers from all income levels with our compelling values. We aggressively managed our inventories which, combined with cost reduction programs, helped fuel strong increases in profitability. Additionally, we took advantage of opportunities the environment presented, opening more new stores than planned and thousands of new vendor doors. We enter 2010 very confident in our future, with a continued focus on driving sales and reducing inventory levels and costs. We believe value will remain key for consumers and are making significant investments in our stores to enhance the shopping experience for our customers. Our core businesses and growth vehicles are performing well, and we have enormous store growth potential. We begin a new year with tremendous momentum and great confidence in our ability to continue to grow our business profitably in the future.”

Increased Investment in Growth and Planned Increase in Cash Distribution to Shareholders

The Company also announced today its plans to increase its investment in growth and its distribution of excess cash to shareholders. For Fiscal 2011, the Company expects to increase its capital spending with a budget of approximately $750 million. Further, for Fiscal 2011, the Company expects to repurchase $900 million to $1 billion of TJX stock. With approximately $795 million remaining at year end under the Company’s existing $1 billion stock repurchase program, authorized in September 2009, the Company’s Board of Directors has approved a new stock repurchase program that authorizes the repurchase of up to an additional $1 billion of TJX common stock from time to time. This new program would represent approximately 6% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 11th program approved by the Board since 1997. Over this period, the Company has spent $7.5 billion on the repurchase of TJX stock, buying back 393 million shares. In Fiscal 2010, the Company spent a total of $950 million to repurchase TJX stock, retiring 27 million shares. During the fourth quarter, the Company spent a total of $409 million in repurchases of TJX stock, retiring 10.9 million shares.

The Company also intends to increase its regular quarterly dividend on its common stock to $.15 per share, effective with the dividend to be declared in April and payable in June. This increase is subject to the approval of the Company’s Board of Directors and would represent a 25% increase in the current per share amount and mark the 14th consecutive year that the Company has raised the dividend.

Meyrowitz commented, “Our operations generate an enormous amount of cash and we are carefully balancing the deployment of that cash between investments in the growth of our business and distributions to our shareholders. Our plans to increase capital spending in 2010 will allow us to accelerate annual square footage growth from 3% in 2009 to 5% in 2010, as well as make significant investments to enhance our stores and provide infrastructure for future growth. Simultaneously, we plan to increase the level of distribution of excess cash to our shareholders through our share repurchase and dividend programs. The new stock repurchase authorization and expected dividend increase underscore our confidence in our ability to continue to deliver significant growth in sales, earnings and cash flow as well as our commitment to distributing excess cash to shareholders while investing in the growth of our businesses and maintaining financial flexibility.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for Fiscal 2010 were as follows:

	Full Year		Full Year
	Comparable Store Sales*		Net Sales ($ in millions)**
	FY2010	FY2009	FY2010	FY2009
	(52 Weeks)	(52 Weeks)	(52 Weeks)	(53 Weeks)
In the U.S.:
Marmaxx†	+7%	0%	$13,271	$12,362
HomeGoods	+9%	-3%	$1,794	$1,578
A.J. Wright	+9%	+4%	$780	$678
Outside the U.S.:
TJX Canada	+2%	+3%	$2,168	$2,139
TJX Europe	+5%	+4%	$2,275	$2,242

TJX	+6%	+1%	$20,288	$19,000

*Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.
**Sales in Canada and Europe were impacted by foreign currency exchange rates. See below.
†Combination of T.J. Maxx and Marshalls

Sales by Business Segment, continued

The Company’s comparable store sales and net sales by division in the fourth quarter were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales*		Net Sales ($ in millions)**
	FY2010	FY2009	FY2010	FY2009
	(13 Weeks)	(13 Weeks)	(13 Weeks)	(14 Weeks)
In the U.S.:
Marmaxx†	+13%	-3%	$3,807	$3,544
HomeGoods	+16%	-7%	$538	$482
A.J. Wright	+8%	-2%	$221	$199
Outside the U.S.:
TJX Canada	+7%	-1%	$637	$535
TJX Europe	+6%	+3%	$740	$619

TJX	+12%	-2%	$5,942	$5,380

*Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.
**Sales in Canada and Europe were impacted by foreign currency exchange rates. See below.
†Combination of T.J. Maxx and Marshalls

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, Germany, and Poland. Changes in foreign exchange rates affect the translation of the sales and earnings of these businesses into U.S. dollars for financial reporting purposes. These impacts can be material if rates change significantly versus prior year, as they did during Fiscal 2010.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international businesses purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While these adjustments occur every quarter, they are of much greater magnitude when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a 2 percentage-point negative impact on consolidated net sales in Fiscal 2010 and a positive impact on net sales of 3 percentage points in the fourth quarter of Fiscal 2010.

Items Impacting Comparability

Certain items that impact the comparability of full year and fourth quarter to prior year are detailed in the tables below.

	Full Year
	FY2010	FY2009
	(52 Weeks)	(53 Weeks)
EPS from continuing operations (reported basis)	$2.84	$2.08
Adjusted for non-operating items:
FIN 48 Tax Adjustment	-	(.03)
Computer Intrusion Provision	-	(.04)
Impact of extra week in fiscal calendar	-	(.09)
Adjusted EPS from continuing operations	$2.84	$1.92

Excluding the above items impacting comparability, Fiscal 2010 diluted earnings per share of $2.84 increased 48% over the adjusted $1.92 per share last year. Foreign currency exchange rates also impacted the comparability of full year earnings per share. The overall net impact of foreign currency exchange rates reduced Fiscal 2010 earnings per share by $.01, compared with a $.01 per share benefit last year.

	Fourth Quarter
	FY2010	FY2009
	(13 Weeks)	(14 Weeks)
EPS from continuing operations (reported basis)	$.94	$.58
Adjusted for non-operating items:
Computer Intrusion Provision	-	(.03)
Impact of extra week in fiscal calendar	-	(.09)
Adjusted EPS from continuing operations	$.94	$.46

Excluding the above items impacting comparability, fourth quarter Fiscal 2010 diluted earnings per share of $.94 increased 104% over the adjusted $.46 per share last year. Additionally, the overall net impact of foreign currency exchange rates on fourth quarter Fiscal 2010 earnings per share was a $.03 per share benefit, compared to a negative $.04 per share impact in the prior year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com. In Fiscal 2010, foreign currency impacted the year-over-year growth in segment profit and segment profit margins at the Company’s TJX Europe and TJX Canada businesses. The Company encourages investors to refer to its website for details on the differences between results in U.S. dollars and local currency for these businesses.

Margins

For the full year Fiscal 2010, the Company’s consolidated pretax profit margin from continuing operations was 9.6%, up 2.0 percentage points over the prior year. The increase in pretax profit margin was driven by strong merchandise margins combined with buying and occupancy and selling, general and administrative expense leverage. Year-over-year comparisons were adversely impacted by the 53rd week in last year’s fiscal calendar as well as a prior year reduction to the computer intrusion(s) reserve, which combined, benefited last year’s pretax margins by approximately 0.4 percentage points.

The gross profit margin for Fiscal 2010 was 26.2%, 2.1 percentage points above the prior year primarily due to very strong merchandise margins as well as buying and occupancy expense leverage, partially offset by the benefit to last year’s gross profit margin from the 53rd week. Selling, general and administrative costs as a percent of sales were 16.4%, a 0.1 percentage point improvement over prior year, with the benefits of cost reduction programs and expense leverage partially offset by a 0.5 percentage point increase in the Company’s expenses for performance-based incentive compensation, a broad-based program that goes very deep into the organization. Excluding this increase in performance-based incentive compensation, selling, general and administrative costs as a percent of sales improved 0.6 percentage points compared with prior year.

For the fourth quarter of Fiscal 2010, the Company’s consolidated pretax profit margin from continuing operations was 10.7%, up 3.3 percentage points over the prior year. This increase was driven by very strong merchandise margins and expense leverage, partially offset by the adverse impact of higher performance-based incentive compensation expense. Year-over-year comparisons were adversely impacted by a prior year reduction to the computer intrusion(s) reserve, which benefited last year’s pretax margins by 0.4 percentage points.

The gross profit margin for the fourth quarter was 26.6%, a 4.1 percentage point increase over the prior year. The improvement was driven by very strong merchandise margins combined with buying and occupancy expense leverage. The benefit of the 14th week to last year’s fourth quarter gross profit margin was essentially offset by the negative impact from mark-to-market adjustments on the Company’s inventory-related hedges during the same period.

Selling, general and administrative costs as a percent of sales were 15.8% in the fourth quarter, an increase of 0.3 percentage points over the prior year, with the positive impact of cost reduction initiatives and expense leverage more than offset by higher performance-based incentive compensation expense and contributions to The TJX Foundation, which combined, had an adverse 1.1 percentage point impact. Excluding these last two items, selling, general and administrative costs as a percent of sales improved 0.8 percentage points compared with prior year.

Inventory

Total inventories as of January 30, 2010, were $2.5 billion, compared with $2.6 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis, including the warehouses, at January 30, 2010, were down 10% versus being down 6% at the prior fiscal year end. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was essentially flat on a per-store basis versus last year’s decrease. The Company entered the new year with very clean inventories and is well positioned to take advantage of plentiful buying opportunities in the marketplace.

Full Year and First Quarter Fiscal 2011 Outlook

For the fiscal year ending January 29, 2011, the Company expects diluted earnings per share from continuing operations to be in the range of $3.06 to $3.20, which represents an 8% to 13% increase over the $2.84 in earnings per share from continuing operations in Fiscal 2010. This range is based upon estimated consolidated comparable store sales growth of 1% to 2%. Additionally, the Company is continuing its aggressive cost control initiatives, which it expects will reduce expenses by at least $50 to $75 million in Fiscal 2011 and is reflected in the guidance.

For the first quarter of Fiscal 2011, the Company expects diluted earnings per share from continuing operations in the range of $.60 to $.65, which represents a 22% to 33% increase over $.49 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of 3% to 5%.

The Company’s earnings guidance assumes that currency exchange rates will remain where they are today.

Stores by Concept

During the fiscal year ended January 30, 2010, the Company added a total of 91 stores, net of closings, to end the year with 2,743 stores, and increased square footage by 3% over the same period last year.

	Store Locations		Gross Square Feet
	FY2010		FY2010
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	874	890	25.9	26.4
Marshalls	806	813	25.5	25.7
HomeGoods	318	323	7.9	8.0
A.J. Wright	135	150	3.4	3.8
TJX Canada:
Winners	202	211	5.9	6.1
HomeSense	75	79	1.8	1.9
TJX Europe:
T.K. Maxx	235	263	7.5	8.5
HomeSense	7	14	0.1	0.3

TJX	2,652	2,743	78.0	80.7

Additional Information about the Stock Repurchase Program

Share repurchases under TJX’s stock repurchase programs may be made from time to time on the open market, in block trades, in private transactions, pursuant to 10b5-1 plans or otherwise and may include derivative transactions. The repurchase program announced today, like its predecessors, has no time limit and may be suspended or discontinued at any time.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 890 T.J. Maxx, 813 Marshalls, 323 HomeGoods, and 150 A.J. Wright stores in the United States. In Canada, the Company operates 208 Winners, 79 HomeSense and 3 STYLESENSE stores, and in Europe, 263 T.K. Maxx and 14 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal Year and Fourth Quarter 2010 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2010 results, operations and business trends and plans for Fiscal 2011. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 3, 2010 or at www.tjx.com.

February Fiscal 2011 Sales Recorded Call

Additionally, the Company expects to release its February 2010 sales results on Thursday, March 4, 2010, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 11, 2010.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: conditions of global economies and credit and financial markets; foreign currency exchange rates; execution of buying and inventory management; expansion of operations; identification of customer trends and preferences; fluctuation in results; risks of new market/category expansion; implementation of marketing, advertising and promotional programs; losses from and consequences of computer intrusion(s) and data theft, loss or misuse; seasonal influences; risks of operating a large, multi-division, multi-national business; unseasonable weather; competition; retention of personnel; acquisitions and divestitures; operation and implementation of information systems and technology; protection of data; level of cash flows generated; factors affecting consumer spending; merchandise quality and safety; import risks; risks of foreign operations; changes in laws and regulations; outcomes of litigation and proceedings; risks of real estate ownership and leasing; stock price fluctuations and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Net sales	$5,941,746	$5,380,025	$20,288,444	$18,999,505

Cost of sales, including buying and occupancy costs	4,358,602	4,167,809	14,968,429	14,429,185
Selling, general and administrative expenses	938,914	832,434	3,328,944	3,135,589
Provision (credit) for Computer Intrusion related costs	-	(23,500)	-	(30,500)
Interest expense, net	10,994	4,527	39,509	14,291

Income from continuing operations before provision for income taxes	633,236	398,755	1,951,562	1,450,940
Provision for income taxes	238,238	148,059	737,990	536,054

Income from continuing operations	394,998	250,696	1,213,572	914,886

Income (loss) from discontinued operations, net of income taxes	-	-	-	(34,269)
Net income	$394,998	$250,696	$1,213,572	$880,617

Diluted earnings per share:
Income from continuing operations	$0.94	$0.58	$2.84	$2.08
Net income	$0.94	$0.58	$2.84	$2.00

Cash dividends declared per share	$0.12	$0.11	$0.48	$0.44
Weighted average common shares – diluted (in thousands)	419,183	430,535	427,619	442,255

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 30, 2010	January 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,614.6	$453.5
Short-term investments	130.6	-
Accounts receivable and other current assets	403.9	417.6
Current deferred income taxes, net	122.5	135.7
Merchandise inventories	2,532.3	2,619.3

Total current assets	4,803.9	3,626.1

Property and capital leases, net of depreciation	2,287.1	2,201.2
Other assets	193.2	171.4
Goodwill and tradename, net of amortization	179.8	179.5

TOTAL ASSETS	$7,464.0	$6,178.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$-	$392.9
Accounts payable	1,507.9	1,276.1
Accrued expenses and other current liabilities	1,387.1	1,098.9

Total current liabilities	2,895.0	2,767.9

Other long-term liabilities	713.0	783.1
Non-current deferred income taxes, net	192.4	127.0
Long-term debt	774.3	365.6

Shareholders’ equity	2,889.3	2,134.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,464.0	$6,178.2

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	52 Weeks Ended	53 Weeks Ended
	January 30, 2010	January 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,213.6	$880.6
Depreciation and amortization	435.2	401.7
Deferred income tax provision	53.2	132.5
Amortization of stock compensation expense	55.1	51.2
Decrease (increase) in accounts receivable and other assets	19.3	(127.1)
Decrease (increase) in merchandise inventories	147.8	(68.5)
Increase (decrease) in accounts payable	197.5	(141.6)
Increase (decrease) in accrued expenses and other liabilities	183.9	(45.0)
Other	(33.7)	70.8

Net cash provided by operating activities	2,271.9	1,154.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(429.3)	(582.9)
Purchases of short-term investments	(278.7)	-
Sales and maturities of short-term investments	153.3	-
Other	(5.6)	14.3
Net cash (used in) investing activities	(560.3)	(568.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on current portion of long-term debt	(393.6)	-
Payments for repurchase of common stock	(944.8)	(751.1)
Proceeds from issuance of long-term debt	774.3	-
Proceeds from sale and issuance of common stock	169.9	142.2
Cash dividends paid	(197.7)	(176.7)
Other	8.2	16.7
Net cash (used in) financing activities	(583.7)	(768.9)

Effect of exchange rate changes on cash	33.2	(96.2)

Net increase (decrease) in cash and cash equivalents	1,161.1	(279.1)
Cash and cash equivalents at beginning of year	453.5	732.6

Cash and cash equivalents at end of year	$1,614.6	$453.5

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net sales:
U.S. segments:
Marmaxx	$3,806,507	$3,544,435	$13,270,863	$12,362,122
HomeGoods	537,673	481,560	1,794,409	1,578,286
A.J. Wright	220,649	199,165	779,811	677,597
International segments:
TJX Canada	636,664	535,394	2,167,912	2,139,443
TJX Europe	740,253	619,471	2,275,449	2,242,057
Total net sales	$5,941,746	$5,380,025	$20,288,444	$18,999,505

Segment profit:
U.S. segments:
Marmaxx	$476,677	$300,616	$1,588,452	$1,155,838
HomeGoods	57,966	16,632	137,525	42,370
A.J. Wright	5,508	5,300	12,565	2,862
International segments:
TJX Canada	74,265	25,018	254,974	236,086
TJX Europe	81,166	74,192	163,969	137,612
Total segment profit	695,582	421,758	2,157,485	1,574,768

General corporate expenses	51,352	41,976	166,414	140,037
Provision (credit) for Computer Intrusion related costs	-	(23,500)	-	(30,500)
Interest expense, net	10,994	4,527	39,509	14,291
Income from continuing operations before provision for income taxes	$633,236	$398,755	$1,951,562	$1,450,940

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter of fiscal 2010, TJX completed a $1 billion stock repurchase program begun in fiscal 2009 and initiated another multi-year $1 billion stock repurchase program that had been approved in September 2009. Under both plans during the fourth quarter, TJX repurchased 10.9 million shares of its common stock at a cost of $409 million. Under both plans for the fifty-two weeks ended January 30, 2010, TJX repurchased 27.0 million shares of its common stock at a cost of $950 million. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In August 2008, the Company sold its Bob’s Stores division. Discontinued operations for the fifty-three weeks ended January 31, 2009 includes the loss on this sale. In addition, discontinued operations includes the net operating results of the Bob’s Stores division for all periods prior to the sale.
  In April 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock. The Company used the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  In July 2009, TJX issued $400 million of 4.200% six year notes. TJX used the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and refinanced substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.
  Certain immaterial amounts in the prior period financial summary were reclassified from “selling, general and administrative expenses” to “cost of sales, including buying and occupancy costs” to be consistent with the fiscal 2010 presentation.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323